   Exhibit 99.1

Laredo Oil Purchases Stranded Oil Resources Corp.

NEWS PROVIDED BY
Laredo Oil, Inc.
Jan 05, 2021, 16:30 ET

AUSTIN, Texas, Jan. 5, 2021 /PRNewswire/ -- Laredo Oil, Inc. ("Laredo Oil") (OTCBB: LRDC) announced today that it acquired 100% of the stock of Stranded Oil Resources Corporation ("SORC"), a direct, wholly-owned subsidiary of Alleghany Corporation, in a transaction that closed on December 31, 2020.

"SORC has invested more than $100 million in R&D and field development and owns the enhancements to UGD 3.0, an improved version of our enhanced oil recovery technique utilized to produce oil from horizontally developed or mature pressure-depleted oil fields. With this acquisition of SORC, Laredo now has exclusive rights to utilize that technology on its own assets and those of operators worldwide," said Mark See, Chairman and CEO of Laredo Oil.

ABOUT LAREDO OIL, INC.

Laredo Oil, Inc. (www.laredo-oil.com) is an E&P company that owns, develops and operates oil fields to increase recovery through the use of proprietary enhanced oil recovery methods.  The common stock of Laredo Oil is listed on the OTC Bulletin Board under the symbol, "LRDC".

FORWARD-LOOKING STATEMENTS

This press release and the statements made by Laredo Oil, Inc. in this press release may be forward-looking in nature and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements describe Laredo Oil's future plans, projections, strategies and expectations, and may be identified by words such as "expects", "anticipates", "intends", "plans", "believes", "seeks", "estimates" or the negative versions of those words or other words of similar meaning.  These forward-looking statements are based on assumptions and involve a number of risks, uncertainties, situations and other factors that may cause the actual results, level of activity, performance or achievements of Laredo Oil or the oil industry to be materially different from any future results, level of activity, performance or achievements expressed or implied by these statements.  These factors include changes in interest rates, market competition, changes in the local and national economies, and various other factors detailed from time to time in the reports filed with, or furnished to, the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.  Laredo Oil undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date hereof to reflect the occurrence of unanticipated events.

SOURCE Laredo Oil, Inc.

Related Links
http://www.laredo-oil.com